Exhibit 99.2

Accolade Announces Preliminary Results for Fourth Quarter and Full Year of Fiscal Year 2021

Seattle, WA, March 23, 2021 – Accolade, Inc. (Nasdaq: ACCD) today provided preliminary unaudited financial results for the fiscal fourth quarter and year ended February 28, 2021 (fiscal year 2021). Based on current information, the company expects to report revenue for the fiscal 2021 fourth quarter in the range of $56.9 million to $57.9 million and revenue for fiscal year 2021 in the range of approximately $168.0 million to $169.0 million. The company expects to report net loss for the fiscal 2021 fourth quarter in the range of $(7.1) million to $(5.6) million and net loss for fiscal year 2021 in the range of $(53.0) million to $(51.5) million. Adjusted EBITDA is expected to be in the range of $0.6 million to $2.1 million for the fiscal 2021 fourth quarter and in the range of $(29.0) million to $(27.5) million for fiscal year 2021.

The increase in revenue is attributable primarily to growth in customers and member count and achievement of performance-related revenue. Improvement in Adjusted EBITDA is attributable primarily to the increase in revenue and lower than planned spending and hiring as a result of the Covid-19 pandemic. Accolade expects to report full financial results for the quarter and year ended February 28, 2021 on May 5, 2021 after market close.

Set forth in this release are certain estimated preliminary financial results for the fourth quarter and fiscal year ended February 28, 2021. These estimates are based on the information available to us at this time. Our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year ended February 28, 2021 are finalized. The estimated preliminary financial results have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.

Accolade preliminary results
(totals in millions, unaudited)

	Three months ended February 28,2021		Fiscal year ended February 28, 2021
	Low	High	Low	High
Revenue	$56.9	$57.9	$168.0	$169.0
Net Loss	$(7.1)	$(5.6)	$(53.0)	$(51.5)
Adjusted EBITDA	$0.6	$2.1	$(29.0)	$(27.5)

Reconciliation of Net Loss to Adjusted EBITDA, a non-GAAP measure

	Three months ended February 28, 2021		Fiscal year ended February 28, 2021
	Low	High	Low	High
Net Loss	$(7.1)	$(5.6)	$(53.0)	$(51.5)
Adjusted for:
Interest expense, net	--	0.1	3.7	3.8
Income tax provision	(0.1)	0.1	--	0.2
Depreciation and amortization	2.0	2.2	8.1	8.3
Stock-based compensation	2.7	3.7	9.0	10.0
Acquisition and integration-related costs	1.9	2.2	1.9	2.2
Other expense	1.2	(0.6)	1.3	(0.5)
Adjusted EBITDA	$0.6	$2.1	$(29.0)	$(27.5)

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss adjusted to exclude interest expense (net), income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs and other expense. We believe Adjusted EBITDA provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We believe Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry, as this measure generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Adjusted EBITDA has certain limitations, including that it excludes the impact of certain non-cash charges, such as depreciation and amortization, whereas underlying assets may need to be replaced and result in cash capital expenditures, and stock-based compensation expense, which is a recurring charge. Adjusted EBITDA may also not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner, limiting their usefulness as comparative measures. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or nonrecurring items. When evaluating our performance, you should consider Adjsuted EBITDA alongside other financial performance measures, including net loss set forth in the reconciliation tables above and our other GAAP results.

About Accolade

Accolade provides personalized health and benefits solutions designed to empower every person to live their healthiest life. Accolade helps millions of people and their employers navigate the complexities of the healthcare system with empathy, expertise and through exceptional service while supporting them in lowering the cost of care and improving health outcomes. Accolade blends technology-enabled health and benefits solutions, specialized support from Accolade Health Assistants® and Clinicians and access to expert medical opinion services for high-cost treatment decisions. Accolade consistently receives consumer satisfaction ratings over 90 percent. For more information, visit Accolade on LinkedIn, Twitter, Instagram and Facebook and at www.accolade.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding our future growth and our financial outlook. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the risks described under the heading “Risk Factors” in Accolade’s most recently filed Quarterly Report on Form 10-Q, which should be read in conjunction with any forward-looking statements. All forward-looking statements in this press release are based on information available to Accolade as of the date hereof, and it does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.